Exhibit 10.39

Maxim Integrated Products

120 San Gabriel Drive

Sunnyvale, CA. 94086

(408) 737-7600

June 7, 2007

Alan Hale

Vice President of Finance and

Interim Chief Financial Officer

Maxim Integrated Products

120 San Gabriel Drive

Sunnyvale, CA 94086

Dear Alan:

Thank you for agreeing to serve as Maxim’s Vice President of Finance and Interim CFO for the period starting on January 31, 2007. In this capacity, your salary will be based on a $300,000 annual rate. Maxim will also pay you a one time bonus of $394,615 on July 1, 2007 provided you are working diligently toward completing your assignments given to you by the Board of Directors and the Chief Executive Officer. In addition to your salary, you will also be eligible for performance compensation at the discretion of the Board of Directors (or the Compensation Committee) for services rendered after June 30, 2007.

If Maxim chooses to end your assignment on or prior to June 30, 2007, the above bonus will be pro-rated based on the number of weeks actually worked during the period of January 31, 2007 – June 30, 2007.

In the event that your role as Maxim’s CFO becomes permanent, we will determine your total compensation package at that time.

In addition to the salary above, Maxim will reimburse, subject to the Company’s travel and entertainment policy, your expenses related to travel to and from Maxim Sunnyvale and your temporary living and related expenses while you are working at Maxim Sunnyvale.

This agreement does not preclude, limit or supersede any of the benefits you are currently receiving or entitled to from the Company.

If the above is satisfactory to you, please sign below and return to me. A copy has been included for your records.

Sincerely,

/s/ Tunc Doluca
Tunc Doluca
President and Chief Executive Officer

Agreed:

/s/ Alan Hale
Alan Hale
Dated: June 7, 2007